Centrue Financial Corporation Announces 2010 First Quarter Results

ST. LOUIS, MO -- (Marketwire - May 14, 2010) - Centrue Financial Corporation (NASDAQ: TRUE)

Highlights

  Earnings: First quarter net loss of $6.3 million compared to $14.5 million net loss for fourth quarter 2009 and net income of $1.1 million in the first quarter 2009. Results were adversely impacted by a $9.4 million provision for loan losses, a $1.6 million non-cash impairment on securities and $1.7 million valuation adjustments on other real estate owned ("OREO").

  Risk-Based Capital Ratios: All regulatory capital ratios to be considered "well-capitalized" were exceeded as of March 31, 2010. Total risk-based capital ratio was 11.01% as compared to 11.34% at year-end 2009.

  Credit Quality: The allowance for loan losses was increased to 4.99% of total loans; nonperforming assets increased $8.3 million from fourth quarter 2009 to 8.19% of total assets; provision levels exceeded net loan charge-offs by $1.0 million.

  Balance Sheet: Total loans decreased $46.4 million since year-end 2009 on strategic initiatives to reduce balance sheet risk while total deposits decreased $8.5 million since year-end 2009. In-market deposits decreased $3.0 million, brokered deposits decreased $5.5 million and FHLB advances decreased $10.2 million during the same period.

  Net Interest Margin: The net interest margin compressed 25 basis points from the prior quarter to 2.88% primarily due to lower loan levels, increased levels of nonaccrual loans, surplus liquidity initiatives and expiration of the loan portfolio purchase accounting adjustments from the Company's 2006 merger.

  Liquidity: The Bank's liquidity improved as cash and securities grew while loans and wholesale funding (brokered deposits and FHLB advances) decreased.

Centrue Financial Corporation (the "Company" or "Centrue") (NASDAQ: TRUE), parent company of Centrue Bank, reported a first quarter 2010 net loss of $6.3 million, or $(1.11) per common diluted share, compared to a net income of $1.1 million, or $0.11 per common diluted share, for the same period in 2009. The results for the first quarter 2010 were adversely impacted by a $9.4 million provision for loan losses largely related to asset quality deterioration in the Company's land development, construction and commercial real estate portfolio. Also contributing to the loss was a $1.6 million non-cash impairment charge to securities largely related to conditions impacting the banking sector and $1.7 million valuation adjustments on OREO properties. Other negative impacts were higher loan remediation costs and increased FDIC premiums on deposits.

"As we progress through 2010, significant efforts continue toward addressing our asset quality challenges while maintaining solid levels of capital, liquidity and core earnings," remarked President & CEO Thomas A. Daiber. "While we reported a loss for the first quarter, our loan provision expense was lower than the previous three quarters which aided the improvement in results. We continue to solidify pre-provision earnings as evidenced by total operating expenses decreasing by 8.1%, excluding OREO valuation adjustments and elevated levels of FDIC deposit expense. Our efforts have also resulted in our liquidity position remaining strong and we continue to exceed well-capitalized standards. Working with borrowers who are struggling during these tough economic times remains a top priority, as management focuses on addressing asset quality issues. We understand the need to balance taking the right action to protect the Bank's interests in scenarios where borrowers have been unable or unwilling to meet their repayment obligations and resolving the situation so we can focus on increasing shareholder value."

Securities

During the first quarter 2010, securities increased $9.9 million, or 3.6%, to $285.4 million largely due to surplus liquidity initiatives. The Company holds seven pooled trust preferred CDOs with a total book value of $11.8 million (after current quarter impairment). During the quarter, the Company concluded that certain securities, including four CDOs, were other than temporarily impaired, resulting in a $1.6 million before-tax reduction in earnings.

Loans

During the first quarter 2010, gross loans decreased $46.4 million, or 5.2%, to $838.7 million through a combination of normal attrition, pay-downs, loan charge-offs and strategic initiatives to reduce lending exposure. Due to economic conditions, we have also experienced a decrease in the number of loan applications as many borrowers continue to reduce their debt.

As of March 31, 2010, the Company had 13.4% of its total loan portfolio in land development and construction loans and 45.6% in commercial real estate loans (excluding construction and development).

The Company does not have any material direct sub-prime exposure as it has focused its real estate lending activities on providing traditional loan products to relationship borrowers in locally known markets.

Funding and Liquidity

The Company remains focused on growing deposits by leveraging opportunities to deepen existing customer relationships and develop new long-term relationships. During the first quarter 2010, total deposits decreased $8.5 million, or 0.8%, to $1.046 billion. In-market deposits decreased $3.0 million, or 0.3%, primarily as the result of a decrease in balances in core deposit and public funds accounts. Wholesale funding (brokered deposits and FHLB advances) decreased $15.7 million, or 10.1%, as maturing brokered certificates of deposit and FHLB advances were not replaced.

The Bank's overall liquidity position improved during the first quarter 2010, largely due to a reduction in the loan portfolio, net of gross charge-offs and transfers to OREO. Also contributing was an increase in liquid assets, including excess reserves on deposit at the Federal Reserve Bank and unencumbered securities.

Credit Quality

As of March 31, 2010, the Company increased its allowance for loan losses to $41.8 million, up $0.9 million from December 31, 2009. During the first quarter 2010, the allowance for loan losses increased 37 basis points to 4.99% of total loans outstanding at March 31, 2010, compared to 4.62% at December 31, 2009 and 1.62% at March 31, 2009. Management evaluates the sufficiency of the allowance for loan losses based on the combined total of specific reserves, historical loss and qualitative components and believes that the allowance for loan losses represented probable incurred credit losses inherent in the loan portfolio at March 31, 2010.

The provision for loan losses for first quarter 2010 was $9.4 million, compared to $22.3 million and $2.2 million for fourth quarter 2009 and first quarter 2009, respectively. The first quarter 2010 provision was driven by continued elevated levels of net loan charge-offs, an increase in nonperforming loans and declining collateral values, reflecting the impact of the economic climate on the Company's borrowers.

Net loan charge-offs for the first quarter 2010 were $8.4 million, or 0.97% of average loans, compared with $9.3 million, or 1.03% of average loans, for the fourth quarter 2009 and $1.2 million, or 0.12% of average loans, for the first quarter 2009. The level of the provision for loan losses recognized was 111.9% of net loan charge offs in the first quarter 2010, 239.8% of net loan charge-offs in the fourth quarter 2009 and 183.3% in the first quarter 2009. Loan charge-offs during the first quarter 2010 were largely influenced by the credit performance of the Company's land development, construction and commercial real estate portfolio. These charge-offs reflect management's continuing efforts to align the carrying value of these assets with the value of underlying collateral based upon more aggressive disposition strategies and recognizing falling property values. Because these loans are collateralized by real estate, losses occur more frequently when property values are declining and borrowers are losing equity in the underlying collateral. Management believes we are recognizing losses in our portfolio through provisions and charge-offs as credit developments warrant.

The Company's level of nonperforming assets continues to be high as it, along with many others in the industry, copes with one of the most severe recessions in decades. Total nonperforming assets were $105.4 million, or 8.19% of total assets, at March 31, 2010. This included $79.0 million of nonaccrual loans, $11.2 million in troubled debt restructures and $15.2 million of foreclosed assets and repossessed real estate. Approximately 53.0% of total nonaccrual loans at March 31, 2010 were concentrated in land development and construction credits. Additionally, 64.5% of total nonaccrual loans represented loans to 10 borrowers.

As a result of the deterioration of general economic conditions, the ongoing implementation of action plans on previously identified relationships, and the identification of additional deteriorating relationships, nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) increased in the first quarter by $9.3 million from December 31, 2010 and $74.7 million from March 31, 2009. The level of nonperforming loans to end of period loans was 10.75% as of March 31, 2010 as compared to 9.14% as of December 31, 2009 and 1.57% as of March 31, 2009. Due to an increase in nonperforming loans, the allowance to nonperforming loan coverage ratio decreased to 46.40% in the first quarter from 50.59% during the fourth quarter 2009 and 103.47% during the first quarter 2009.

Other real estate owned ("OREO") was $15.2 million as of March 31, 2010 compared to $16.2 million as of December 31, 2009 and $12.8 million as of March 31, 2009. During the first quarter 2010, the Company recorded valuation adjustments on OREO properties by $1.7 million reflective of existing market conditions and more aggressive disposition strategies.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with residential and commercial real estate exposure. The prolonged period of high economic uncertainty that existed throughout 2009 continued into the first quarter of 2010. Should the economic climate deteriorate from current levels, more borrowers may experience repayment difficulty. In turn, the level of nonperforming loans, charge-offs and delinquencies will rise, requiring further increases in the provision for loan losses.

Net Interest Margin

The net interest margin was 2.88% for the first quarter 2010, representing decreases of 25 basis points from 3.13% recorded in the fourth quarter 2009 and 54 basis points from 3.42% reported in the first quarter 2009. The decrease in the net interest margin from the fourth quarter 2009 was primarily due to the cost of increasing liquidity, average loan volume decline, the cost of carrying higher nonaccrual loans and the impact of nonaccrual loan interest reversals. Additionally, the loan portfolio purchase accounting adjustments that were accreted into interest income related to the Company's 2006 merger expired in the first quarter 2010. Positively impacting the net interest margin were lower cost of funds. Due largely to the protracted economic downturn, the carrying cost of nonaccrual loans, and the Company's interest rate sensitivity, the margin will remain under pressure throughout 2010.

Noninterest Income and Expense

Total noninterest income for the first quarter of 2010 was $1.3 million, a decline of $0.7 million, compared to $2.0 million reported in the same period in 2009. Excluding impairment charges taken on securities and gain on sale of assets in each quarter, noninterest income decreased $0.4 million, or 12.5%. This decrease largely stems from reduced revenue from the mortgage banking business as volume has declined due to the rate environment.

Total noninterest expense for the first quarter of 2010 was $10.5 million, an increase of $1.6 million, compared to $8.9 million recorded during the same period in 2009. Excluding OREO valuation adjustments of $1.7 million and increased FDIC insurance premium costs of $0.6 million, noninterest expense levels decreased by $0.7 million, or 7.9%. This $0.7 million decline was spread over various noninterest expense categories, including salaries and employee benefits, net occupancy costs and amortization expense. Adversely impacting expense levels were increases in loan remediation costs, including collection expenses on nonperforming loans and expenses associated with maintaining foreclosed real estate.

Capital Management

As reflected in the following table, all regulatory ratios to be considered "well-capitalized" were exceeded as of March 31, 2010:

                                                                  Well-
                                                               Capitalized
                                  Mar 31, 2010  Dec 31, 2009    Thresholds
                                  ------------  ------------  -------------
Carrying amounts ($millions):
  Total risk-based capital        $      103.0  $      114.9
  Tier 1 risk-based capital       $       80.9  $       91.9
  Tangible common equity          $       49.8  $       56.0

Capital ratios:
  Total risk-based capital               11.01%        11.34%          10.0%
  Tier 1 risk-based capital               8.65%         9.07%           5.0%
  Leverage ratio                          6.44%         7.10%           5.0%
  Tangible common equity                  3.95%         4.35%            NA

Total capital and corresponding capital ratios decreased during the first quarter 2010 due to net operating losses and a $21.2 million deduction to tier 1 capital related to the Company's deferred tax assets. Based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles, the $21.2 million deferred tax asset deduction to tier 1 capital represents decreases of 226 basis points in the total risk-based and tier 1 risk-based capital ratios and 168 basis points in the leverage ratio.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:  Thomas A. Daiber               Kurt R. Stevenson
          President and                  Senior Executive Vice President
          Chief Executive Officer        and Chief Financial Officer
          Centrue Financial Corporation  Centrue Financial Corporation
          tom.daiber@centrue.com         kurt.stevenson@centrue.com

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

  Unaudited Consolidated Highlights
  Unaudited Consolidated Balance Sheets
  Unaudited Consolidated Statements of Income
  Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Consolidated Highlights
(In Thousands, Except Share Data)

                                                   Three Months Ended
                                                        March 31,
                                               --------------------------
                                                   2010          2009
                                               -----------   ------------
Operating Highlights
  Net income                                   $    (6,260)  $      1,065
  Return on average total assets                     (1.95)%         0.31%
  Return on average stockholders' equity            (22.92)          2.93
  Net interest margin                                 2.88           3.42
  Efficiency ratio                                   81.27          63.82
Per Share Data
  Diluted earnings per common share            $     (1.11)  $       0.11
  Book value per common share                  $     12.46   $      18.82
  Tangible book value per common share         $      8.64   $      13.35
  Diluted weighted average common shares
   outstanding                                   6,043,176      6,028,491
  Period end common shares outstanding           6,043,176      6,028,491
Stock Performance Data
  Market price:
    Quarter end                                $      3.45   $       5.38
      High                                     $      4.18   $       6.95
      Low                                      $      2.50   $       2.76
  Period end price to book value                     27.69%         28.59%
  Period end price to tangible book value            39.93%         40.30%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                 March 31,     December 31,
                                                    2010           2009
                                               -------------  -------------
ASSETS
  Cash and cash equivalents                    $      65,484  $      56,452
  Securities available-for-sale                      274,671        264,772
  Restricted securities                               10,711         10,711
  Loans                                              838,700        885,095
  Allowance for loan losses                          (41,845)       (40,909)
                                               -------------  -------------
    Net loans                                        796,855        844,186
  Bank-owned life insurance                           29,620         29,365
  Mortgage servicing rights                            2,839          2,885
  Premises and equipment, net                         29,420         30,260
  Goodwill                                            15,880         15,880
  Other intangible assets, net                         7,212          7,551
  Other real estate                                   15,230         16,223
  Other assets                                        38,610         34,399
                                               -------------  -------------

    Total assets                               $   1,286,532  $   1,312,684
                                               =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                     $     113,292  $     119,313
      Interest-bearing                               932,941        935,376
                                               -------------  -------------
          Total deposits                           1,046,233      1,054,689
    Federal funds purchased and securities sold
     under agreements to repurchase                   14,671         16,225
    Federal Home Loan Bank advances                   76,060         86,261
    Notes payable                                     10,796         10,796
    Series B mandatory redeemable preferred
     stock                                               268            268
    Subordinated debentures                           20,620         20,620
    Other liabilities                                 11,797         11,211
                                               -------------  -------------
      Total liabilities                            1,180,445      1,200,070

  Stockholders' equity
    Series A convertible preferred stock                 500            500
    Series C preferred stock                          30,345         30,190
    Common stock                                       7,454          7,454
    Surplus                                           74,765         74,741
    Retained earnings                                 14,597         21,486
    Accumulated other comprehensive income
     (loss)                                              622            439
                                               -------------  -------------
                                                     128,283        134,810
    Treasury stock, at cost                          (22,196)       (22,196)
                                               -------------  -------------
      Total stockholders' equity                     106,087        112,614

            Total liabilities and stockholders'
             equity                            $   1,286,532  $   1,312,684
                                               =============  =============

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                                     Three Months Ended
                                                          March 31,
                                                   ----------------------
                                                      2010        2009
                                                   ----------  ----------
Interest income
  Loans                                            $   11,248  $   14,189
  Securities
    Taxable                                             1,733       2,505
    Exempt from federal income taxes                      278         317
  Federal funds sold and other                             27          11
                                                   ----------  ----------
    Total interest income                              13,286      17,022

Interest expense
  Deposits                                              4,371       5,606
  Federal funds purchased and securities sold under
   agreements to repurchase                                18          39
  Federal Home Loan Bank advances                         581         543
  Series B mandatory redeemable preferred stock             4           4
  Subordinated debentures                                 254         290
  Notes payable                                            88         162
                                                   ----------  ----------
    Total interest expense                              5,316       6,644

Net interest income                                     7,970      10,378
Provision for loan losses                               9,350       2,235
                                                   ----------  ----------
Net interest income (loss) after provision for loan
 losses                                                (1,380)      8,143

Noninterest income
  Service charges                                       1,420       1,457
  Mortgage banking income                                 319         698
  Bank-owned life insurance                               255         256
  Electronic banking services                             484         457
  Securities gains                                          2          14
  Total other-than-temporary impairment losses         (4,516)     (2,611)
  Portion of loss recognized in other comprehensive
   income (before taxes)                                2,909       1,403
                                                   ----------  ----------
    Net impairment on securities                       (1,607)     (1,208)
  Gain on sale of OREO                                      9           7
  Gain on sale of other assets                            202          93
  Other income                                            238         269
                                                   ----------  ----------
                                                        1,322       2,043
Noninterest expenses
  Salaries and employee benefits                        3,771       4,126
  Occupancy, net                                          788         865
  Furniture and equipment                                 524         560
  Marketing                                               107         183
  Supplies and printing                                    98         119
  Telephone                                               179         193
  Data processing                                         382         370
  FDIC insurance                                          854         245
  OREO valuation adjustment                             1,657           -
  Amortization of intangible assets                       339         413
  Other expenses                                        1,787       1,803
                                                   ----------  ----------
                                                       10,486       8,877

Income (loss) before income taxes                     (10,544)      1,309
Income tax expense (benefit)                           (4,284)        244
                                                   ----------  ----------
Net income (loss)                                  $   (6,260) $    1,065
Preferred stock dividends                                 473         415
                                                   ----------  ----------
Net income (loss) for common stockholders          $   (6,733) $      650
                                                   ==========  ==========

Basic earnings (loss) per common share             $    (1.11) $     0.11
                                                   ==========  ==========
Diluted earnings (loss) per common share           $    (1.11) $     0.11
                                                   ==========  ==========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                       Quarters Ended
                 ----------------------------------------------------------
                   3/31/10    12/31/09    09/30/09    06/30/09    03/31/09
                 ----------  ----------  ----------  ----------  ----------
Statement of
 Income
  Interest
   income        $   13,286  $   14,840  $   15,335  $   16,048  $   17,022
  Interest
   expense           (5,316)     (5,659)     (5,927)     (6,332)     (6,644)
                 ----------  ----------  ----------  ----------  ----------
  Net interest
   income             7,970       9,181       9,408       9,716      10,378
  Provision for
   loan losses        9,350      22,250      14,500      13,064       2,235
                 ----------  ----------  ----------  ----------  ----------
  Net interest
   income (loss)
   after
   provision for
   loan losses       (1,380)    (13,069)     (5,092)     (3,348)      8,143
  Noninterest
   income             1,322        (457)         66        (941)      2,043
  Noninterest
   expense           10,486      10,525       8,991      18,265       8,877
                 ----------  ----------  ----------  ----------  ----------
  Income (loss)
   before income
   taxes            (10,544)    (24,051)    (14,017)    (22,554)      1,309
  Provision
   (benefit) for
   income taxes      (4,284)     (9,534)     (5,605)     (6,339)        244
                 ----------  ----------  ----------  ----------  ----------
  Net income
   (loss)        $   (6,260) $  (14,517) $   (8,412) $  (16,215) $    1,065
                 ==========  ==========  ==========  ==========  ==========
  Net income
   (loss) on
   common stock  $   (6,733) $  (14,985) $   (8,879) $  (16,675) $      650
                 ==========  ==========  ==========  ==========  ==========

Per Share
  Basic earnings
   (loss) per
   common share  $    (1.11) $    (2.48) $    (1.47) $    (2.77) $     0.11
  Diluted
   earnings
   (loss) per
   common share       (1.11)      (2.48)      (1.47)      (2.77)       0.11
  Cash dividends
   on common
   stock                 NM          NM          NM        0.01        0.07
  Dividend
   payout ratio
   for common
   stock                 NM          NM          NM          NM       64.92%
  Book value per
   common share  $    12.46  $    13.15  $    15.54  $    16.25  $    18.82
  Tangible book
   value per
   common share        8.64        9.27  $    11.60  $    12.25  $    13.35
  Basic weighted
   average
   common shares
   outstanding    6,043,176   6,043,176   6,043,176   6,027,306   6,028,491
  Diluted
   weighted
   average
   common shares
   outstanding    6,043,176   6,043,176   6,043,176   6,028,471   6,028,491
  Period-end
   common shares
   outstanding    6,043,176   6,043,176   6,043,176   6,043,176   6,028,491

Balance Sheet
  Securities     $  285,382  $  275,483  $  273,085  $  225,805  $  232,983
  Loans             838,700     885,095     921,340     953,894     985,464
  Allowance for
   loan losses       41,845      40,909      27,965      26,894      16,010
  Assets          1,286,532   1,312,684   1,338,474   1,313,529   1,370,363
  Deposits        1,046,233   1,054,689   1,061,543   1,034,116   1,068,453
  Stockholders'
   equity           106,087     112,614     127,066     131,367     146,647

Earnings
 Performance
  Return on
   average total
   assets             (1.95)%     (4.31)%     (2.51)%     (4.82)%      0.31%
  Return on
   average
   stockholders'
   equity            (22.92)     (45.81)     (25.47)     (45.09)       2.93
  Net interest
   margin              2.88        3.13        3.21        3.27        3.42
  Efficiency
   ratio (1)          81.27       75.84       71.74       74.02       63.82

Asset Quality
  Nonperforming
   assets to
   total end of
   period assets       8.19%       7.40%       6.77%       6.19%       2.06%
  Nonperforming
   loans to
   total end of
   period loans       10.75        9.14        8.32        7.10        1.57
  Net loan
   charge-offs
   to total
   average loans       0.97        1.03        1.43        0.22        0.12
  Allowance for
   loan losses
   to total end
   of period
   loans               4.99        4.62        3.04        2.82        1.62
  Allowance for
   loan losses
   to
   nonperforming
   loans              46.40       50.59       36.48       39.70      103.47
  Nonperforming
   loans         $   90,184  $   80,864  $   76,657  $   67,746  $   15,473
  Nonperforming
   assets           105,414      97,087      90,618      81,328      28,245
  Net loan
   charge-offs        8,414       9,305      13,429       2,180       1,243

Capital
  Total risk-
   based capital
   ratio              11.01%      11.34%      13.16%      14.29%      13.99%
  Tier 1 risk-
   based capital
   ratio               8.65        9.07       10.95       12.11       11.88
  Tier 1
   leverage
   ratio               6.44        7.10        8.87        9.93       10.26
  Tangible
   common equity
   to tangible
   assets              3.95        4.35        5.34        5.75        6.01
----------------

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

NM Not meaningful.

Contact:

Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com